Exhibit 10.29

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is made effective as of October 19th, 2017 (the “Effective Date”), and is entered into by and between HODOmania, Inc., a Texas corporation (“HODO”) and Investview, Inc., a Nevada corporation (the “Company”). HODO and the Company may individually be referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, HODO desires to contribute to the Company certain valuable contract rights and benefits, as well its member database, in exchange for issuance of stock in the Company and for the opportunity to earn-out additional Company stock based on the performance and benefits conferred on the Company by HODO’s contributed rights, benefits and database;

WHEREAS, the Company desires to receive from HODO certain valuable contract rights and benefits, and HODO’s RYZE.Ai member database, and is willing to exchange Company stock for HODO’s contributions, under the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	HODO Contributions to Company.

(a)	HODO Travel Product. HODO currently holds valuable contract rights with a wholesale travel organization providing HODO a two-tier travel product (the “Travel Product”). HODO will use its best efforts to transfer HODO’s contractual rights to the Travel Product to the Company. If the Company does not use the travel product for any reason, HODO will not be penalized.

(b)	HODO Member Database. HODO maintains a valuable and confidential member database, referred to as the RYZE.Ai Database (the “Database”). HODO will transfer and contribute to the Company, for the Company’s marketing purposes, the Database.

HODO’s contributed Travel Product and HODO’s contributed Database are herein referred to collectively as the “HODO Contributed Assets.”

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(c)	Direct Contribution and Subsidiary Contribution. The Parties acknowledge that HODO’s representations of ownership and control of the HODO Contributed Assets include through HODO’s wholly owned subsidiary, HODO Global, LLC, a Texas limited liability company; and, the Parties agree that, to ensure complete transfer and contribution of the HODO Contributed Assets, HODO’s transfer and contribution of the HODO Contributed Assets shall be accomplished directly from HODO and, to the extent necessary, from HODO Global, LLC.

2.	Company Exchange for HODO Contributed Assets.

(a)	Exchange of Company Common Shares. The Company agrees that, in exchange for the contribution to the Company of the HODO Contributed Assets, the Company will issue common shares in the Company to HODO equivalent to USD $50,000, upon successful transfer and contribution of both the HODO Travel Product, if applicable, and the HODO Member Database.

i.	The Parties further agree that the number of Company common shares shall be determined by dividing USD $50,000 by the closing price of the Company common stock on the date of the successful transfer of the HODO Contributed Assets.

(b)	Additional Value Transferred to HODO. As additional consideration for receiving the HODO Contributed Assets, and to assist and facilitate the successful utilization of such HODO Contributed Assets, the Company agrees it will provide HODO a (1) domain name; (2) website url; and (3) product name(s) for the Travel Product.

(c)	Common Stock Earnout. HODO shall have earned and shall receive additional Company common stock (“HODO Earnout”), which shall be issued by the Company to HODO, in the following amounts and upon achieving and satisfying the following requirements:

i.	The following shall be used to determine HODO’s Earnout of additional Company common stock:

1)	Number of Earnout Shares: shares earned are by number of shares and are not determined by stock price;

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2)	HODO Monthly Revenue: reference to HODO Monthly Revenue shall be the gross revenues per month generated from and/or attributed to:

A.	the HODO downline direct to the Company, plus

B.	the HODO Travel Product, including additional products created from the Travel Product.

3)	Revenue Milestones: HODO’s Monthly Revenue Milestones shall be:

A.	“1st Revenue Milestone” is USD $500,000 of HODO Monthly Revenue;

B.	“2nd Revenue Milestone” is USD $1,000,000 of HODO Monthly Revenue;

C.	“3rd Revenue Milestone” is USD $1,500,000 of HODO Monthly Revenue; and

D.	“4th Revenue Milestone” is USD $2,000,000 of HODO Monthly Revenue.

4)	Common Stock Award: HODO is eligible to earn the following separate and independent awards of Company common stock:

A.	“1st Common Stock Award” is 50 million shares of Company common stock;

B.	“2nd Common Stock Award” is 50 million shares of Company common stock;

C.	“3rd Common Stock Award” is 50 million shares of Company common stock; and

D.	“4th Common Stock Award” is 50 million shares of Company common stock.

ii.	HODO shall receive the following earnouts, when achieved:

1)	the first 50% of the 1st Common Stock Award, when the 1st Revenue Milestone has been exceeded for four (4) months in a 12-month period;

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2)	the second 50% of the 1st Common Stock Award when the 1st Revenue Milestone has been exceeded for eight (8) months in a 12-month period;

3)	the first 50% of the 2nd Common Stock Award, when the 2nd Revenue Milestone has been exceeded for four (4) months in a 12-month period;

4)	the second 50% of the 2nd Common Stock Award when the 2nd Revenue Milestone has been exceeded for eight (8) months in a 12-month period;

5)	the first 50% of the 3rd Common Stock Award, when the 3rd Revenue Milestone has been exceeded for four (4) months in a 12-month period;

6)	the second 50% of the 3rd Common Stock Award when the 3rd Revenue Milestone has been exceeded for eight (8) months in a 12-month period;

7)	the first 50% of the 4th Common Stock Award, when the 4th Revenue Milestone has been exceeded for four (4) months in a 12-month period; and

8)	the second 50% of the 4th Common Stock Award when the 4th Revenue Milestone has been exceeded for eight (8) months in a 12-month period.

The Parties acknowledge and agree that HODO’s Earnouts can be achieved through application of certain months to more than one Revenue Milestone. For example, if HODO’s Monthly Revenue exceeded the 3rd Revenue Milestone ($1.5 million monthly revenue) for eight of the 12 months following the Effective Date of this Agreement, HODO would receive all of the 1st, 2nd, and 3rd Common Stock Awards (150 million cumulatively awarded shares).

3.	Product Pricing. The Parties agree to the following product pricing:

(a)	Travel Product Pricing: the product(s) provided and available through the HODO Travel Product will be provided to all current Company members without charge;

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(b)	All other products, not available through the HODO Travel Product at the time of its contribution shall be determined by the Company at the time of such product pre-launch.

4.	Company Members Sponsored by HODO. It is anticipated that HODO will sponsor or materially contribute to the affiliation of additional new members with the Company. The Company agrees that new members sponsored by HODO, or whose affiliation with the Company is attributed to HODO’s efforts, will be included in a downline that is direct to the Company.

5.	Warranties; Indemnities; Limitations.

(a)	Warranty Against Infringement. HODO warrants that the HODO Contributed Assets do not violate or infringe any existing patent, copyright, trademark, or trade secret.

(b)	Warranty of Authority. HODO warrants that it has the power and authority to contribute to the Company the HODO Contributed Assets.

(c)	Exclusion of Other Warranties.

i.	EXCEPT AS MAY OTHERWISE BE SET FORTH HEREIN, THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.

(d)	Representations.

ii.	HODO represents that it has obtained authorization to enter into this Agreement and to contribute the HODO Database, and to seek transfer of the HODO Travel Product.

iii.	HODO represents that the HODO Contributed Assets are unencumbered and HODO is unaware of any third party claims to the HODO Contributed Assets.

iv.	HODO represents that it has ownership and control of its subsidiary HODO Global, LLC, and has the right to direct its actions.

v.	The Company represents that it has, or will obtain approval for, sufficient shares of common stock available to meet the earnout obligations of this Agreement.

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(e)	Indemnification. The Parties shall indemnify and hold one another harmless and, at their own expense, defend the other Party and its respective subsidiaries, affiliates, directors, officers, employees, representatives, partners, members, managers, agents, attorneys, successors and assigns (“Indemnified Persons”) from and against any and all third-party claims, losses, costs and expenses or liabilities (including direct, indirect, incidental, consequential, special, or punitive damages suffered or alleged, as well as reasonable legal fees and expenses incurred), relating to or arising out of:

i.	any failure by the other Party to comply with its obligations under this Agreement;

ii.	breach of any of the Parties representations or warranties to one another; or

iii.	any failure by a Party, for any reason to comply with all applicable laws, rules and regulations, including any applicable regulatory organization or agency.

(f)	Indemnification Notification. When any claim for indemnification arises under this Agreement, a Party shall promptly notify the other Party of the claim, and when known, the facts constituting such claim, and the amount or an estimate of the amount of the liability arising therefrom.

6.	Miscellaneous Provisions.

(a)	Tax Compliance. The Parties agree to pay their respective taxes including applicable sales, use or excise taxes, VAT or similar governmental charges.

(b)	Public Disclosure. The Parties acknowledge that this Agreement will be made public as part of the Company’s disclosure obligations.

(c)	Assignment. Neither party may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party, except that no consent is required for a transfer or assignment to: an affiliate; or made as part of a re-organization.

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(d)	No Third Party Beneficiary. The Parties Agree that this Agreement does not create rights in third parties and there are no intended third party beneficiaries of this Agreement.

(e)	Due Diligence. By executing this Agreement, each Party acknowledges they have each conducted, or have had an adequate opportunity to conduct, their respective due diligence investigation into the terms of this Agreement and those representations made by the other Party in support of such terms herein, as well as the business, financial, accounting, physical operations, and legal aspects of the other Party.

(f)	Expenses. Each Party shall be responsible for and shall bear their own fees and expenses relating to entering in to this Agreement, including any due diligence investigation.

(g)	Announcements. The Parties agree to coordinate any announcement of this Agreement, or disclosure of the terms herein.

(h)	Choice of Law, Exclusive Jurisdiction and Venue. All matters arising from or related to this Agreement shall be governed by the laws of the State of Nevada without application of conflict of law principles. Any dispute that may arise out of or is related to this Agreement shall be submitted to the Federal or state courts in or serving Nevada, and the Parties submit to the jurisdictions of such courts. Any objection to Clark County, Nevada as the exclusive venue of any litigation is hereby irrevocably waived.

(i)	Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any of its other provisions. If any provision, or part thereof, is deemed by a court to be invalid or unenforceable, such court shall be empowered to reform that provision as necessary to be valid and to reflect, as closely as possible, the intention of the parties underlying the invalid provision; if the provision cannot be so reformed, then the invalid portion shall be stricken to the extent necessary to preserve the validity of the other provisions hereof.

(j)	Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition then or in the future.

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(k)	Notices. All notices required under this Agreement shall be deemed effective when received in writing by either (i) registered mail or certified mail, return receipt requested and postage pre-paid, (ii) scanned electronic copy of a signed original exchanged between the respective representatives of the Parties emailed to the address below with confirmation of receipt, or (iii) overnight mail that produces written evidence of delivery addressed to either party at the address specified below:

If sent to HODO:

Attn:  John A. Hammack, CEO

HODOmania, Inc.

3477 County Road 338

Melissa, Texas 75454-2962

Email: John@hodoglobal.com

Telephone: 214-521-3030

If sent to the Company:

Attn:  Annette Raynor COO

Investview Inc.

745 Hope Road

Eatontown, NJ 07724

Email: annette@wealthgenerators.com

Telephone: 732-272-8852

Either party to this Agreement may change an address relating to it by notice to the other party in accordance with the provisions of this paragraph.

(l)	No Partnership or Joint Venture. This Agreement shall not operate so as to create or recognize a partnership or joint venture of any kind between the parties hereto; nor will this Agreement create an implied fiduciary relationship or duty upon the Parties.

(m)	Force Majeure and Other Events. Neither party will be responsible for any loss or damage to the extent caused directly or indirectly by any act of God, war, civil disturbance, natural calamity, flood, act or omission of any exchange, market, utility, communications service, common carrier, Internet or network access or backbone provider or information provider, electrical outage or disturbance, brown-out or black-out, delay in mails, malicious third-party action or any other cause beyond such party’s reasonable control.

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(n)	Attorneys Fees. The Parties agree that if a dispute arises under this Agreement the prevailing party in such dispute is entitled to its attorneys fees and costs in pursuing or defending any claim or dispute arising under or in connection with this Agreement.

(o)	Termination upon Notice of Insolvency. A Party may suspend or terminate this Agreement immediately if a Party becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver.

(p)	Entire Agreement. This Agreement is the entire agreement between the parties hereto. All prior proposals, understandings, and other agreements, whether oral or written, between the parties that relate to this subject matter are hereby superseded and revoked.

(q)	Amendment. This Agreement may not be modified or altered except in writing by an instrument duly executed by both parties. The Parties expressly agree that they have had a full opportunity to conduct their own independent due diligence into the other Party and its representations.

(r)	Counterparts. This Agreement may be executed in multiple counterparts.

*** Signature Page Follows ***

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IN WITNESS WHEREOF, the duly authorized officers or representatives of the Parties have executed this Agreement as of the date set forth below, intending legally to be bound and for this Agreement to be effective as of the Effective Date.

HODOMANIA, INC. a Texas corporation		INVESTVIEW, INC. a Nevada corporation
BY:		BY:
Name:	John A. Hammack	Name:	Ryan Smith
Title:	CEO	Title:	CEO
Date:	October 20. 2017	Date:	October 20. 2017

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